UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report: (Date of earliest event reported) January 24, 2006



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                                1-3247             16-0393470
(State or other jurisdiction            (Commission        (I.R.S. Employer
of incorporation)                       File Number)       Identification No.)


One Riverfront Plaza, Corning, New York                    14831
(Address of principal executive offices)                   (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Item 7.01.  Regulation FD Disclosure

The Corning Incorporated press release dated January 24, 2006, regarding its financial results for the fourth quarter ended December 31, 2005 and its first quarter 2006 earnings guidance, is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 and 7.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibit

      99   Press Release dated January 24, 2006, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    CORNING INCORPORATED
                                    Registrant



Date: January 24, 2006              By    /s/  KATHERINE A. ASBECK
                                               -------------------------------
                                               Katherine A. Asbeck
                                               Senior Vice President - Finance

                                                                      Exhibit 99




FOR RELEASE -- JANUARY 24, 2006

Media Relations Contact:                   Investor Relations Contact:
Daniel F. Collins                          Kenneth C. Sofio
(607) 974-4197                             (607) 974-7705
collinsdf@corning.com                      sofiokc@corning.com


                    Corning Announces Fourth-Quarter Results

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced fourth-quarter sales of $1.2 billion and a net loss of $32 million, or $0.02 per share. The net loss includes net special charges of $371 million, or $0.24 per share.

Excluding these special charges, Corning's fourth-quarter net income would have been $339 million, or $0.22 per share. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

Wendell P. Weeks, president and chief executive officer, said, "Our solid fourth-quarter performance ended 2005 on a very positive note for Corning. We again met our quarterly sales and EPS guidance before special items, our gross margin remained strong and equity earnings contributed significantly to our positive results."

Corning's fourth-quarter results were impacted by net after-tax special charges of $371 million which primarily included the following non-cash items:
..    A $443 million  tax-expense  charge  primarily  to increase  the  valuation allowance against Corning's U.S. deferred tax assets. This charge reduced Corning's net deferred tax assets to zero.
..    A pretax  and  after-tax  gain of $84  million  related  to the  release of translation capital in the final liquidation of a wholly owned foreign subsidiary.

Full-Year Operating Results
For the full year, Corning recorded sales of $4.58 billion, an increase of 19 percent over 2004 sales of $3.85 billion. The increase was the result of strong growth in Display Technologies and more modest increases in the Telecommunications and Environmental Technologies segments. The company had net income of $585 million or $0.38 per share versus a net loss of $2.17 billion or $1.56 per share in 2004. Corning's 2005 and 2004 net income included significant net special charges. Excluding these charges, Corning's earnings for 2005 increased to $1.3 billion or $0.85 per share compared to $674 million or $0.45 per share in 2004. These are non-GAAP financial measures.


                                     (more)

Corning Announces Fourth-Quarter Results
Page Two


"This past year was extremely gratifying for our shareholders, our employees and our management team," Weeks said. "This was the third consecutive year in which we improved our profitability before special items by half a billion dollars. This increase in profitability - combined with the improvement in our free cash flow, the strength of our balance sheet and our ability to improve our market-leading  positions in liquid  crystal  display  glass,  diesel  emissions products and fiber-to-the-premises products - resulted in a 67-percent year-over-year increase in the valuation of Corning common stock," he said. Profitability before special items and free cash flow are non-GAAP financial measures.

Fourth-Quarter Operating Results
Corning's fourth-quarter sales increased 16 percent to $1.2 billion from $1.03 billion in 2004, and increased slightly over 2005 third-quarter sales of $1.19 billion. Fourth-quarter gross margins for the company continued to be strong at 44 percent.

Equity earnings for the fourth quarter were $186 million reflecting growth at Samsung Corning Precision Glass Co., Ltd. (SCP), and lower results at Dow Corning Corporation due to expansion spending, unfavorable foreign exchange rates and seasonality. Third-quarter equity earnings included an impairment charge of $106 million at Samsung Corning Co., Ltd. a Korean manufacturer of glass panels and funnels for cathode ray tube (CRT) television and computer monitors.

Fourth-quarter sales for Corning's Display Technologies segment were $518 million, a 67-percent increase over 2004 fourth-quarter sales of $311 million. Fourth-quarter year-over-year liquid crystal display (LCD) glass volume increases of about 90 percent were partially offset by unfavorable exchange rates and price declines of 5 percent. Sequentially, fourth-quarter sales increased 6 percent over third-quarter sales of $489 million and LCD glass volume increased 14 percent. Pricing was off slightly from the third quarter while exchange rates in the fourth quarter had a 6-percent negative impact on sales.

Samsung Corning Precision, a 50-percent owned equity venture in Korea which manufactures LCD glass substrates, increased its volume by 9 percent sequentially. Equity earnings from SCP increased to $129 million versus $114 million in the third quarter. About half of the increase was related to a dividend tax adjustment in the fourth quarter.

Net income for the Display Technologies segment, which includes results of Corning's wholly owned business and equity earnings from SCP, declined about 10 percent to $328 million in the fourth quarter, compared to $363 million in the third quarter. This was primarily due to a slightly lower gross margin percent, higher effective tax rates and higher operating expenses offset by higher earnings from SCP.


                                     (more)

Corning Announces Fourth-Quarter Results
Page Three


Weeks said, "Sales of flat panel desktop monitors and notebook computers have driven the industry growth for several years. But the biggest dynamic to emerge this past year has been LCD televisions, which appear to have captured more than 10 percent of the total TV market in 2005. Going forward, LCD TV will increasingly impact the growth rate of the LCD industry."

Fourth-quarter Telecommunications segment sales declined by 4 percent to $383 million from $398 million in the third quarter. The decline was due in part to normal seasonality, somewhat offset by an increase in fiber-to-the-premises
(FTTP) sales.

In the fourth quarter, Environmental Technologies segment sales of $142 million were about even with third-quarter sales of $144 million. Life Sciences segment fourth-quarter sales were $63 million, a decline of 10 percent compared to the third quarter. The decline was due to normal seasonality and a distributor inventory reduction during the quarter.

Cash Flow/Liquidity Update
James B. Flaws, vice chairman and chief financial officer, said, "We ended the year with $2.4 billion in cash and $1.8 billion in debt. Despite spending $1.55 billion in capital primarily to support LCD expansions, we had free cash flow for the full year of $443 million, driven by strong operating performance and customer deposits. Our debt-to-capital ratio was 24 percent at the end of the year, driven primarily by a reduction of $885 million in our outstanding debt balance. This was a significant improvement compared to last year's ratio of 41 percent.

"The overall operating performance of our businesses was solid and we completed our balance sheet improvement program," he said. "This was the first time in more than 25 years that Corning was able to end the year with more cash on hand than debt on our books." Free cash flow is a non-GAAP financial measure.

First-Quarter Outlook
Corning said that it expects first-quarter sales to be in the range of $1.2 billion to $1.25 billion and EPS in the range of $0.21 to $0.23 before special items. This EPS estimate is a non-GAAP financial measure and it excludes any possible special items. Corning said that it will begin expensing employee stock options in 2006 and that the EPS range of $0.21 to $0.23 includes about $0.01 related to this new expense in the first quarter. The gross margin percent for the first quarter is expected to be comparable to the fourth quarter of 2005. The company also expects that its effective tax rate for the first quarter will be in the range of 20 percent to 25 percent.


                                     (more)

Corning Announces Fourth-Quarter Results
Page Four


In the Display Technologies segment, the company is anticipating that its first-quarter sequential volume growth will be in the range of 3 percent to 8 percent. The company expects its wholly owned business will see quarterly volume growth in the range of 5 percent to 10 percent and Samsung Corning Precision's volume growth will be in the range of flat to up 5 percent. Corning said that price reductions in the first quarter will be more significant than the company has experienced in recent quarters. The company expects sequential quarterly price declines to be more in line with historical levels for the remainder of the year.

"We believe that increased volume and manufacturing cost efficiencies could allow us to offset the impact of price declines and lead to a first-quarter gross margin percent comparable to the fourth quarter of last year," Flaws said. Corning noted, as it has in the past, that industry supply chain fluctuations could influence the company's results in any given quarter.

"We expect to be able to build off last year's very successful LCD glass performance and we anticipate continued volume growth. Our new Taichung, Taiwan LCD facility is now operating and we will continue to meet the rising volume demand for larger-generation substrates. There are growing indications in the marketplace that LCD TV retail prices will fall over time, spurring increased demand for our larger-generation size substrates," Flaws said.

Corning's Telecommunications segment first-quarter sales are expected to be comparable to 2005 fourth-quarter sales. First-quarter seasonal volume gains will be offset by annual price declines. The company's Environmental Technologies segment sales are expected to be up slightly on a sequential basis and sales in the Life Sciences segment are expected to increase in the first quarter.

The company expects equity earnings from Dow Corning to be up 20 percent to 30 percent compared to the seasonally low fourth-quarter 2005 results.

Weeks said, "Our first-quarter performance should be in line with last quarter's results, even as we factor in the impact of stock option expensing this quarter. We expect 2006 to be another strong year for Corning."

Fourth-Quarter Conference Call Information
The company will host a fourth-quarter conference call at 8:30 a.m. EST on Wednesday, Jan. 25. To access the call, dial (210) 234-0002. The password is results. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST, and will run through 5:00 p.m. EST, Wednesday, Feb. 8. To listen, dial (402) 220-9657, no pass code is required. To listen to a live audio webcast of the call, please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.


                                     (more)

Corning Announces Fourth-Quarter Results
Page Five


Annual Investor Meeting
Corning will hold its annual investor meeting at the Mandarin Oriental Hotel in New York City on Friday, Feb. 3. Investors who are interested in attending should register prior to the event at www.corning.com/investor_relations.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. The company believes presenting a non-GAAP EPS measure is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. This non-GAAP measure is reconciled on the company's Web site at www.corning.com/investor_relations and accompanies this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital


                                     (more)

Corning Announces Fourth-Quarter Results
Page Six


resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                                   Three months ended                 Year ended
                                                                      December 31,                   December 31,
                                                                ------------------------       ------------------------
                                                                   2005           2004           2005            2004
                                                                ---------       --------       ---------      ---------
Net sales                                                       $   1,200       $  1,033       $   4,579      $   3,854
Cost of sales                                                         673            668           2,595          2,439
                                                                ---------       --------       ---------      ---------

Gross margin                                                          527            365           1,984          1,415

Operating expenses:
   Selling, general and administrative expenses                       203            174             756            653
   Research, development and engineering expenses                     123             98             443            355
   Amortization of purchased intangibles                                2             10              13             38
   Restructuring, impairment and other (credits)
      charges (Note 1)                                                (84)            (5)            (38)         1,789
   Asbestos settlement (Note 2)                                         8             17             197             33
                                                                ---------       --------       ---------      ---------

Operating income (loss)                                               275             71             613         (1,453)

Interest income                                                        21              9              61             25
Interest expense                                                      (26)           (32)           (116)          (141)
Loss on repurchases and retirement of debt, net (Note 3)               (4)                           (16)           (36)
Other income, net                                                       2             19              30             25
                                                                ---------       --------       ---------      ---------

Income (loss) from continuing operations before
  income taxes                                                        268             67             572         (1,580)
Provision for income taxes (Note 4)                                  (487)           (34)           (578)        (1,031)
                                                                ---------       --------       ---------      ---------

(Loss) income from continuing operations before
  minority interests and equity earnings                             (219)            33              (6)        (2,611)
Minority interests                                                      1             (3)             (7)           (17)
Equity in earnings of associated companies, net of
  impairments                                                         186            133             598            443
                                                                ---------       --------       ---------      ---------

(Loss) income from continuing operations                              (32)           163             585         (2,185)
Income from discontinued operation                                                                                   20
                                                                ---------       --------       ---------      ---------
Net (loss) income                                               $     (32)      $    163       $     585      $  (2,165)
                                                                =========       ========       =========      =========

Basic (loss) earnings per common share from:
   Continuing operations                                        $   (0.02)      $   0.12       $    0.40      $   (1.57)
   Discontinued operation                                                                                          0.01
                                                                ---------       --------       ---------      ---------
Basic (loss) earnings per common share                          $   (0.02)      $   0.12       $    0.40      $   (1.56)
                                                                =========       ========       =========      =========

Diluted (loss) earnings per common share from:
   Continuing operations                                        $   (0.02)      $   0.11       $    0.38      $   (1.57)
   Discontinued operation                                                                                          0.01
                                                                ---------       --------       ---------      ---------
Diluted (loss) earnings per common share                        $   (0.02)      $   0.11       $    0.38      $   (1.56)
                                                                =========       ========       =========      =========
See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)


                                                                                                   December 31,
                                                                                         --------------------------------
                                                                                             2005                2004
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,342           $   1,009
   Short-term investments, at fair value                                                      1,092                 872
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  2,434               1,881
   Trade accounts receivable, net                                                               629                 585
   Inventories                                                                                  570                 535
   Deferred income taxes                                                                         44                  92
   Other current assets                                                                         183                 188
                                                                                          ---------           ---------
       Total current assets                                                                   3,860               3,281

Investments                                                                                   1,697               1,484
Property, net                                                                                 4,675               3,941
Goodwill and other intangible assets, net                                                       338                 398
Deferred income taxes                                                                            10                 440
Other assets                                                                                    595                 166
                                                                                          ---------           ---------

Total Assets                                                                              $  11,175           $   9,710
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Short-term borrowings, including current portion of long-term debt                     $      18           $     478
   Accounts payable                                                                             690                 682
   Other accrued liabilities                                                                  1,508               1,176
                                                                                          ---------           ---------
       Total current liabilities                                                              2,216               2,336

Long-term debt                                                                                1,789               2,214
Postretirement benefits other than pensions                                                     593                 600
Other liabilities                                                                               925                 715
                                                                                          ---------           ---------
       Total liabilities                                                                      5,523               5,865
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               43                  29
                                                                                          ---------           ---------
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 0 and 637 thousand                                                                          64
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,552 million and 1,424 million                                             776                 712
   Additional paid-in capital                                                                11,548              10,363
   Accumulated deficit                                                                       (6,724)             (7,309)
   Treasury stock, at cost; Shares held: 16 million                                            (168)               (162)
   Accumulated other comprehensive income                                                       177                 148
                                                                                          ---------           ---------
       Total shareholders' equity                                                             5,609               3,816
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  11,175           $   9,710
                                                                                          =========           =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                               Three months ended           Year ended Dec. 31,
                                                           ----------------------------  ------------------------
                                                           Dec. 31, 2005 Sept. 30, 2005     2005           2004
                                                           ------------- --------------  ---------      ---------
Cash Flows from Operating Activities:
   Net (loss) income                                          $    (32)    $    203       $    585      $(2,165)
   Adjustments to reconcile net (loss) income
     to net cash provided by operating activities:
     Depreciation                                                  126          127            499          485
     Amortization of purchased intangibles                           2            3             13           38
     Asbestos settlement                                             8           68            197           33
     Gain on sale of discontinued operation                                                                 (20)
     Restructuring, impairment and other (credits) and charges     (84)          28            (38)       1,789
     Loss on repurchases and retirement of debt                      4                          16           36
     Stock compensation charges                                      8            8             29            8
     Undistributed earnings of associated companies               (101)         (70)          (297)        (303)
     Deferred taxes                                                436          (18)           425          947
     Interest expense on convertible debentures                    (26)                        (23)           4
     Restructuring payments                                         (3)          (6)           (25)         (85)
     Decrease in restricted cash                                                 13             22           34
     Customer deposits, net                                         55          144            428          204
     Employee benefit payments (in excess of)
       less than expense                                           (10)          15             34          (19)
     Changes in certain working capital items:
       Trade accounts receivable                                     1           11            (77)         (40)
       Inventories                                                 (16)          (7)           (62)         (68)
       Other current assets                                         20           26              6           (7)
       Accounts payable and other current liabilities, net of
         restructuring payments                                    204           38            113          143
     Other, net                                                     67           12             94           (5)
                                                              --------     --------       --------      -------
Net cash provided by operating activities                          659          595          1,939        1,009
                                                              --------     --------       --------      -------

Cash Flows from Investing Activities:
   Capital expenditures                                           (477)        (378)        (1,553)        (857)
   Net proceeds from sale of businesses                                                                     100
   Net proceeds from sale or disposal of assets                                   1             18           49
   Short-term investments - acquisitions                          (355)        (610)        (1,668)      (1,685)
   Short-term investments - liquidations                           289          401          1,452        1,389
   Other, net                                                       27            2             39           12
                                                              --------     --------       --------      -------
Net cash used in investing activities                             (516)        (584)        (1,712)        (992)
                                                              --------     --------       --------      -------

Cash Flows from Financing Activities:
   Net repayments of short-term borrowings and current
      portion of long-term debt                                   (253)          (3)          (451)        (115)
   Proceeds from issuance of long-term debt, net                                               147          442
   Repayments of long-term debt                                                               (102)        (154)
   Proceeds from issuance of common stock, net                       9            9            365           42
   Proceeds from the exercise of stock options                      60           83            202           49
   Other, net                                                       (2)          (3)           (14)           1
                                                              --------     --------       --------      -------
Net cash (used in) provided by financing activities               (186)          86            147          265
                                                              --------     --------       --------      -------
Effect of exchange rates on cash                                   (10)          (3)           (41)          39
                                                              --------     --------       --------      -------
Net (decrease) increase in cash and cash equivalents               (53)          94            333          321
Cash and cash equivalents at beginning of period                 1,395        1,301          1,009          688
                                                              --------     --------       --------      -------

Cash and cash equivalents at end of period                    $  1,342     $  1,395       $  1,342      $ 1,009
                                                              ========     ========       ========      =======

Certain amounts for 2004 were reclassified to conform to 2005 presentation.

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies and Life Sciences.


                                                Display     Telecom-    Environmental   Life   Unallocated   Consolidated
                                             Technologies  munications  Technologies  Sciences   and Other       Total
                                             ------------  -----------  ------------- -------- -----------   ------------
Three months ended December 31, 2005
Net sales                                      $   518      $   383       $    142    $     63    $     94    $  1,200
Research, development and engineering
  expenses (1)                                 $    37      $    25       $     30    $     15    $     16    $    123
Restructuring, impairment and other (credits)
  and charges                                               $   (84)                                          $    (84)
Interest expense (2)                           $    15      $     5       $      5    $      1                $     26
(Provision) benefit for income taxes           $   (57)     $     3       $      5    $      3    $   (441)   $   (487)
Income (loss) before minority interests and
  equity earnings (3)                          $   197      $    70       $    (15)   $    (12)   $   (459)   $   (219)
Minority interests (4)                                            1                                                  1
Equity in earnings of associated companies,
  net of impairments (5)                           131           (1)                                    56         186
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   328      $    70       $    (15)   $    (12)   $   (403)   $    (32)
                                               =======      =======       ========    ========    ========    ========

Three months ended December 31, 2004
Net sales                                      $   311      $   423       $    130    $     71    $     98    $  1,033
Research, development and engineering
  expenses (1)                                 $    26      $    21       $     23    $     11    $     17    $     98
Restructuring, impairment and other charges
  and (credits)                                             $     1                               $     (6)   $     (5)
Interest expense (2)                           $    15      $     9       $      5    $      1    $      2    $     32
(Provision) benefit for income taxes           $   (49)     $     4       $      5                $      6    $    (34)
Income (loss) before minority interests and
  equity earnings (3)                          $    67      $    (9)      $     (7)               $    (18)   $     33
Minority interests (4)                                            1                                     (4)         (3)
Equity in earnings of associated companies,
  net of impairments (5)                            84           (1)             1                      49         133
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   151      $    (9)      $     (6)   $      0    $     27    $    163
                                               =======      =======       ========    ========    ========    ========

Year ended December 31, 2005
Net sales                                      $ 1,742      $ 1,623       $    580    $    282    $    352    $  4,579
Research, development and engineering
  expenses (1)                                 $   121      $    96       $    114    $     53    $     59    $    443
Restructuring, impairment and other (credits)
  and charges                                               $   (47)                              $      9    $    (38)
Interest expense (2)                           $    55      $    30       $     20    $      4    $      7    $    116
(Provision) benefit for income taxes           $  (151)     $     4       $      7    $      6    $   (444)   $   (578)
Income (loss) before minority interests and
  equity earnings (3)                          $   679      $    29       $    (26)   $    (25)   $   (663)   $     (6)
Minority interests (4)                                            2                                     (9)         (7)
Equity in earnings of associated companies,
  net of impairments (5)                           416            5                                    177         598
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $ 1,095      $    36       $    (26)   $    (25)   $   (495)   $    585
                                               =======      =======       ========    ========    ========    ========

                                                Display     Telecom-    Environmental   Life   Unallocated   Consolidated
                                             Technologies  munications  Technologies  Sciences   and Other       Total
                                             ------------  -----------  ------------- -------- -----------   ------------
Year ended December 31, 2004
Net sales                                      $ 1,113      $ 1,539       $    548    $    304    $    350    $  3,854
Research, development and engineering
  expenses (1)                                 $    83      $    90       $     87    $     38    $     57    $    355
Restructuring, impairment and other charges
  and (credits)                                             $ 1,798                               $     (9)   $  1,789
Interest expense (2)                           $    52      $    50       $     22    $      5    $     12    $    141
(Provision) benefit for income taxes           $  (146)     $    29                   $     (6)   $   (908)   $ (1,031)
Income (loss) before minority interests and
  equity earnings (3)                          $   258      $(1,862)      $      3    $     12    $ (1,022)   $ (2,611)
Minority interests (4)                                            2                                    (19)        (17)
Equity in earnings of associated companies,
  net of impairments (5)                           288          (33)             1                     187         443
Income from discontinued operations                                                                     20          20
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   546      $(1,893)      $      4    $     12    $   (834)   $ (2,165)
                                               =======      =======       ========    ========    ========    ========

(1) Non-direct research, development and engineering expenses are allocated to segments based upon direct project spending for each segment.
(2) Interest expense is allocated to segments based on a percentage of segment net operating assets.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(4) Minority interests reflect the following restructuring, impairment and other charges and (credits):
     . In 2005, gains of $4 million for adjustments to prior years' restructuring and impairment reserves associated with Corning Asahi Video Products Company (CAV).
     . In 2004, gains from the sale of CAV assets in excess of assumed salvage value of $17 million, and reversals of CAV severance reserves of $2 million.
(5) Equity in earnings of associated companies includes the following restructuring and impairment charges:
     . In 2005, a $106 million charge representing Corning's share of Samsung Corning's impairment of certain manufacturing assets and other charges.
     . In the second quarter of 2005, Dow Corning Corporation recorded a gain on the issuance of subsidiary stock. Our equity earnings included $11 million related to this gain.
     . In 2004, $35 million of charges to impair equity method investments in the Telecommunications segment to their estimated fair value.
     . In 2004, Dow Corning Corporation recorded charges related to restructuring actions and adjustments to interest liabilities recorded on its emergence from bankruptcy. Our equity earnings included $21 million related to these charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows (in millions):

                                                                Three months ended                     Year ended
                                                                   December 31,                       December 31,
                                                            ------------------------           ------------------------
                                                              2005            2004               2005            2004
                                                            ---------      ---------           ---------      ---------
Net income (loss) of reportable segments                    $     371      $     136           $   1,080      $  (1,331)
Non-reportable operating segments net (loss) income (1)            (4)             6                (100)            16
Unallocated amounts:
    Non-segment loss and other (2)                                (14)            (3)                (21)           (13)
    Non-segment restructuring, impairment and
       other (charges) and credits (3)                                            (1)                (25)             4
    Asbestos settlement                                            (8)           (17)               (197)           (33)
    Interest income                                                21              9                  61             25
    Loss on repurchases of debt                                    (4)                               (16)           (36)
    Provision for income taxes (4)                               (444)            (2)               (451)          (933)
    Equity in earnings of associated companies (5)                 50             35                 254            116
    Income from discontinued operations                                                                              20
                                                            ---------      ---------           ---------      ---------
Net (loss) income                                           $     (32)     $     163           $     585      $  (2,165)
                                                            =========      =========           =========      =========

(1) Non-reportable operating segments net (loss) income includes the results of non-reportable operating segments. In 2005, we recorded a charge of $106 million for our share of Samsung Corning's impairment of certain manufacturing assets and other charges for severance and exit costs.
(2) Non-segment loss and other includes the results of non-segment operations and other corporate activities.
(3) For 2005, non-segment restructuring, impairment and other (charges) and credits includes impairment charges for the other than temporary decline in the market value of Avanex shares.
(4) Provision for income taxes includes tax associated with non-segment restructuring, impairment and other (charges) and credits. We recognized a net $443 million charge to tax expense in 2005 which was primarily to increase the valuation allowance against deferred tax assets. In 2004, we increased our valuation allowance by $937 million. Refer to Note 4 (Provision for Income Taxes).
(5) Equity in earnings of associated companies includes equity earnings in Dow Corning Corporation.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Restructuring, Impairment and Other Charges and (Credits)

In the fourth quarter of 2005, we recorded a gain of $84 million (pretax and after-tax) for the reversal of the cumulative translation account of O.T.I. S.r.l. (OTI), a wholly-owned foreign subsidiary of Corning, upon OTI's substantial liquidation. The photonics' business in Milan, Italy, was the sole operation of OTI, whose results were included in the Telecommunications segment. Subsequent to Corning's agreement to sell its photonics business operations to Avanex in 2003, Corning began liquidating OTI. In October 2005, the assets were substantially liquidated and OTI's cumulative translation account was reversed.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock that we will contribute as part of the settlement if the PCC plan of reorganization is approved and becomes effective. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $8 million (pretax and after-tax) in the fourth quarter of 2005 reflecting the increase in Corning's common stock from September 30, 2005 to December 31, 2005. Beginning with the first quarter of 2003, we have recorded total net charges of $643 million to reflect the initial settlement and to mark-to-market the value of our common stock.

3.   Loss on Repurchases and Retirement of Debt, Net

In the fourth quarter of 2005, we redeemed for cash the $277 million principal amount of our zero coupon convertible debentures. We recognized a loss of $4 million (pretax and after-tax) on this transaction.

4.   Provision for Income Taxes

In the fourth quarter of 2005, we recognized a net $443 million tax expense charge which was primarily to increase the valuation allowance against deferred tax assets. This adjustment resulted primarily from our conclusion that the sale of an appreciated asset was no longer prudent, and correspondingly, no longer met the criteria for a viable tax planning strategy in Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. In 2004, we increased our valuation allowance by $937 million.

5.   Weighted Average Shares Outstanding

Our weighted average shares outstanding are as follows (in millions):

                                        Three months ended         Year ended
                                           December 31,           December 31,
                                        ------------------      ---------------
                                        2005         2004       2005      2004
                                        ----         ----       ----      ----

Basic                                   1,524        1,404      1,464     1,386
Diluted                                 1,524        1,510      1,535     1,386
Diluted used for non-GAAP measures      1,571        1,510      1,539     1,497

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)

                                                                                  2005
                                                     -------------------------------------------------------------

                                                                    Three Months Ended
                                                     ------------------------------------------------
                                                     March 31     June 30       Sept. 30     Dec. 31       Total
                                                     ---------   ---------      --------     --------     --------
Display Technologies                                 $    320    $     415      $   489      $   518      $  1,742

Telecommunications
   Fiber and cable                                        212          213          216          193           834
   Hardware and equipment                                 215          202          182          190           789
                                                     --------     --------      -------      -------      --------
                                                          427          415          398          383         1,623

Environmental Technologies
   Automotive                                             127          125          121          109           482
   Diesel                                                  21           21           23           33            98
                                                     --------     --------      -------      -------      --------
                                                          148          146          144          142           580

Life Sciences                                              74           75           70           63           282

Other                                                      81           90           87           94           352
                                                     --------     --------      -------      -------      --------

Total                                                $  1,050     $  1,141      $ 1,188      $ 1,200      $  4,579
                                                     ========     ========      =======      =======      ========

                                                                                  2004
                                                     -------------------------------------------------------------

                                                                    Three Months Ended
                                                     ------------------------------------------------
                                                     March 31     June 30       Sept. 30     Dec. 31       Total
                                                     ---------   ---------      --------     --------     --------
Display Technologies                                 $    230    $     277      $   295      $   311      $  1,113

Telecommunications
   Fiber and cable                                        149          192          202          212           755
   Hardware and equipment                                 163          200          210          211           784
                                                     --------     --------      -------      -------      --------
                                                          312          392          412          423         1,539

Environmental Technologies
   Automotive                                             125          121          120          113           479
   Diesel                                                  16           20           16           17            69
                                                     --------     --------      -------      -------      --------
                                                          141          141          136          130           548

Life Sciences                                              79           79           75           71           304

Other                                                      82           82           88           98           350
                                                     --------     --------      -------      -------      --------

Total                                                $    844     $    971      $ 1,006      $ 1,033      $  3,854
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended December 31, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the fourth quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                            Per         Income Before            Net
                                                                           Share        Income Taxes        Income (Loss)
                                                                         -------        -------------       -------------
Earnings per share (EPS) and net income,
  excluding special items                                                $  0.22          $   196             $   339

Special items:
     Restructuring, impairment and other (charges) and credits (a)          0.05               84                  84

     Asbestos settlement (b)                                               (0.01)              (8)                 (8)

     Loss on repurchases and retirements of debt, net (c)                                      (4)                 (4)

     Provision for taxes (d)                                               (0.28)                                (443)
                                                                         -------          -------             -------

Total EPS and net income (loss)                                          $ (0.02)         $   268             $   (32)
                                                                         =======          =======             =======

(a) Corning recorded a gain of $84 million (before- and after-tax) for the reversal of the cumulative translation account of a wholly-owned foreign subsidiary that was substantially liquidated.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the fourth quarter of 2005, Corning recorded a charge of $8 million for the change in its common stock price of $19.66 at December 31, 2005 compared to $19.33 the common stock price at September 30, 2005.

(c) Corning recorded a loss of $4 million (before- and after-tax) for the cash redemption of $277 million principal amount of zero-coupon convertible debentures.

(d) Amount reflects a net $443 million charge to tax expense in 2005 which was primarily to increase the valuation allowance against deferred tax assets resulting from our conclusion that the sale of an appreciated asset no longer met the criteria for a viable tax planning strategy.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the year ended December 31, 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                          Per      Income (Loss) Before          Net
                                                                         Share         Income Taxes         Income (Loss)
                                                                       -------     --------------------     -------------
Earnings per share (EPS) and net income,
  excluding special items                                              $  0.85           $    747           $  1,302

Special items:
    Restructuring, impairment and other (charges) and credits (a)         0.02                 38                 34

    Asbestos settlement (b)                                              (0.13)              (197)              (197)

    Loss on repurchases and retirement of debt, net (c)                  (0.01)               (16)               (16)

    (Provision) benefit for income taxes (d)                             (0.29)                                 (443)

    Equity in earnings of associated companies, net of impairments (e)   (0.06)                                  (95)
                                                                       -------           --------           --------

Total EPS and net loss                                                 $  0.38           $    572           $    585
                                                                       =======           ========           ========

(a) Amount reflects the following items: a gain of $84 million (before- and after-tax) for the reversal of the cumulative translation account of a wholly-owned foreign subsidiary that was substantially liquidated; an impairment charge of $25 million (before- and after-tax) for the other-than-temporary decline in our investment in Avanex below its cost basis; and net charges of $38 million ($34 million after-tax and minority interest) for restructuring costs primarily associated with the telecommunications segment.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. For 2005, Corning recorded a charge of $197 million (before- and after-tax) for the change in its common stock price of $19.66 at December 31, 2005 compared to $11.77, the common stock price at December 31, 2004.

(c) Corning recorded a loss of $16 million (before- and after-tax) associated with the cash redemption of $377 million principal amount of debentures.

(d) Amount reflects a net $443 million charge to tax expense in 2005 which was primarily to increase the valuation allowance against deferred tax assets resulting from our conclusion that the sale of an appreciated asset no longer met the criteria for a viable tax planning strategy.

(e) Amount is primarily the result of Corning's $106 million share of an impairment charge taken by Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors, for certain of its manufacturing assets and severance and exit costs.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the year ended December 31, 2004 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                              Per      Income (Loss) Before          Net
                                                                             Share         Income Taxes         Income (Loss)
                                                                           --------    --------------------     -------------
Earnings per share (EPS) and net income,
  excluding special items                                                  $  0.45           $    278           $    674

Special items:
     Restructuring, impairment and other (charges) and credits (a)           (1.29)            (1,789)            (1,802)

     Asbestos settlement (b)                                                 (0.01)               (33)               (30)

     Loss on repurchases and retirement of debt, net (c)                     (0.02)               (36)               (34)

     (Provision) benefit for income taxes (d)                                (0.67)                                 (937)

     Equity in earnings of associated companies, net of impairments (e)      (0.03)                                  (56)

     Income from discontinued operations (f)                                  0.01                                    20
                                                                           -------           --------           --------

Total EPS and net loss                                                     $ (1.56)          $ (1,580)          $ (2,165)
                                                                           =======           ========           ========

(a) Corning recorded charges of $1.789 billion ($1.802 billion after-tax and minority interest) primarily related to the impairment of goodwill and fixed assets in the Telecommunications segment.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. For 2004, Corning recorded a charge of $33 million ($30 million after-tax) for the change in its common stock price of $11.77 at December 31, 2004 compared to $10.43, the common stock price at December 31, 2003.

(c) During 2004, Corning retired a significant portion of long-term debt, resulting in a loss of $36 million ($34 million after-tax).

(d) In the third quarter of 2004, Corning increased income tax expense by $937 million as a result of the company's decision to provide a valuation allowance against a significant portion of its deferred tax assets.

(e) This amount reflects charges of $35 million for impairments of certain non-strategic equity method investments in Corning's Telecommunications segment and $21 million related to restructuring actions and bankruptcy related charges recorded by Dow Corning Corporation.

(f) This gain relates to the final settlement of escrowed proceeds from the 2002 sale of Corning's precision lens business to 3M Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the first quarter of 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                 Range
                                                         -----------------------
Guidance: EPS excluding special items                    $0.21            $0.23

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)

     (Loss) gain on repurchases and
       retirements of debt, net
                                                        ------           ------

Earnings per share

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the first quarter of 2006, Corning will record a charge or credit for the change in its common stock price as of March 31, 2006 compared to $19.66, the common stock price at December 31, 2005.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's first quarter 2006 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                  Three Months and Year Ended December 31, 2005
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measures for the three months and year ended December 31, 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------



                                                                  Three months ended            Year ended
                                                                   December 31, 2005         December 31, 2005
                                                                  ------------------         -----------------
Operating cash flow                                                    $     659                 $   1,939

Less: Investing cash flow                                                   (516)                   (1,712)

Plus:  Short-term investments - acquisitions                                 355                     1,668

Less:  Short-term investments - liquidations                                (289)                   (1,452)
                                                                       ---------                 ---------

Free cash flow                                                         $     209                 $     443
                                                                       =========                 =========